Exhibit 10.8

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Paul Price (“Executive”) and Creative Realities, Inc. (the “Company”), both of whom hereby enter into this Agreement intending to be legally bound and agree as follows.

1.       Background. The facts set forth in this Section 1 are part of this Agreement.

(a)      The Company ended Executive’s employment as Chief Executive Officer, and terminated the Executive Employment Agreement, as defined below, effective April 13, 2015 (the “Termination Date”), but agreed to allow Executive’s employment with the Company to continue until the close of business on Friday, April 17, 2015. Termination was without “Cause” as defined in the “Executive Employment Agreement” dated effective August 20, 2014, between Executive and the Company. A termination of the Executive Employment Agreement without Cause entitles Executive to receive certain post-employment pay and benefits if Executive enters into this Separation Agreement and Release.

(b)      Executive and the Company now desire to fully and finally reach agreement on an amicable separation and resolve any and all disputes between them on the terms and conditions of this Agreement.

(c)      In accordance with the Executive Employment Agreement, the Company paid or will pay Executive his final annualized “Base Salary,” as defined in the Executive Employment Agreement, through the Termination Date and through the close of business on Friday, April 17, 2015. The Company has also reimbursed, or will reimburse, Executive for reasonable business expenses that he incurred prior to the Termination Date, subject to and in the manner provided by current Company expense-reimbursement policy.

2.       The Company’s Obligations. In return for “Executive’s Obligations,” described in Section 3 below, the Company hereby extends to Executive the following consideration, each and all of which are referred to herein as the “Company’s Obligations,” as long as Executive signs and dates this Agreement, does not exercise his right to revoke this Agreement as described in Section 5(c) below, and returns it to the Company on or prior to June 12, 2015.

(a)      Severance Pay. The Company will pay Executive “Severance Pay” in the amount of twelve (12) months of his final annualized Base Salary (i.e., $400,000). Payments will be gross, less applicable income tax and other legally required withholding and any deductions that Executive voluntarily authorizes in writing. The Company will pay the Severance Pay as follows: (i) on June 12, 2015, the Company will make a lump-sum payment for 60 days of the Severance Pay (i.e., one-sixth of the total Severance Pay payable hereunder); (ii) subject to the proviso at the end of this paragraph (a), for the next four months thereafter, the Company will pay one-third of the total Severance Pay payable hereunder in equal installments on successive regular Company paydays, beginning on the first such payday after June 12, 2015, and (iii) thereafter, the Company will pay the remaining one-half of Severance Pay payable hereunder in equal installments over the course of the next successive ten (10) months on successive regular Company paydays, with such payments ceasing once the full Severance Pay has been paid;

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provided, however, that if Executive obtains employment during or prior to the payment of all Severance Pay under clause (ii) above, then all then-remaining payments contemplated under such clause (ii) will be delayed by (1) adding such remaining payments to the amounts payable under clause (iii) above and (2) extending the total number of months during which payments are to be made under clause (iii) above by the number of payments under clause (ii) that are so delayed. So for example, if Executive obtains employment after having received two months of regular payments under clause (ii) (aggregating to approximately $66,667), then the remaining approximately $66,666 of payments to be made under clause (ii) would instead be delayed and added to the payments made under clause (iii) such that there would be a total of 12 payments made under clause (iii) (in equal installments over the course of 12 months) aggregating to approximately $266,666.

All payments of Severance Pay will be made via direct deposit to the same account to which the Company has most recently made Base Salary payments to Executive prior to the Termination Date or in accordance with such other written instructions as Executive may provide.

(b)      COBRA. If Executive elects to continue to participate in the Company’s group medical insurance program for himself and his eligible dependents, and Executive continues to pay his current share of the cost of that coverage, the Company will continue to pay its share of the cost of that coverage through May 31, 2016 or until Executive obtains comparable replacement coverage, whichever occurs first. Executive understands that he must complete and return to the Company or its insurance administrator the required paperwork to receive this benefit and that this requirement is his obligation and not an obligation of the Company.

(c)      Release of Claims. The Company hereby fully and finally releases and waives to the maximum extent permitted by applicable law the following legal and equitable claims against Executive up to the moment that he signs and delivers this Agreement to the Company (except as described in the proviso at the end of this sentence): (i) all claims the Company has now, whether or not the Company now knows about or suspects the claims; (ii) all claims for attorney’s fees, costs and disbursements; (iii) all claims arising from Executive’s employment and the termination of his employment; and (iv) any other claims of any nature or description that the Company may have against Executive; provided, however, that the Company is not hereby releasing Executive from any claims, or any rights to sue Executive, relating to (A) the enforcement of this Agreement, or (B) the enforcement of any other written agreement that Executive and the Company may enter into after the Termination Date, or (C) any claims for fraud or embezzlement.

(d)      The Company will provide Executive with a written draft of the public disclosure the Company intends to release through the SEC’s EDGAR system (whether on Form 8-K or otherwise) for the purpose of obtaining his comments and suggestions for such disclosure.

(e)      The Company will cause the first one year’s worth of options scheduled for vesting in October 2015 to vest, effective as of the Termination Date (with all other options thereunder, being unvested as of the Termination Date, terminating as of the Termination Date), and Executive shall be permitted to exercise such options until the expiration date for exercise provided in the option award provided to Executive, subject, however, to (i) the condition subsequent that Executive execute and deliver this Agreement to the Company and fully perform the Executive’s Obligations, as described in Section 3 immediately below, hereunder, and (ii) the other terms and conditions of the option award, including the relevant terms and conditions of the Company’s 2015 Stock Incentive Plan pursuant to which such option award was issued.

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(f)      The Company will ensure that Executive shall continue to be indemnified against all claims or causes of action that may have arisen while he was employed by the Company, in accordance with, and subject to, current Company policies and applicable law, and shall continue to maintain director’s and officer’s liability insurance coverage for Executive with respect to his employment with the Company.

3.       Executive’s Obligations. In return for the Company’s Obligations described in Section 2 above, Executive hereby extends to the Company the following consideration, each and all of which are referred to herein as the “Executive’s Obligations.”

(a)      Release of Claims. Executive hereby fully and finally releases and waives to the maximum extent permitted by applicable law the following legal and equitable claims against the Company up to the moment that he signs and delivers this Agreement to the Company:

 (i)      all claims that Executive has now, whether or not he now knows about or suspects the claims, including securities or common law claims relating to purchases of securities of the Company, and claims relating to Executive’s share ownership in the Company;

 (ii)     all claims for attorney’s fees, costs and disbursements;

 (iii)    all rights and claims for discrimination, harassment and retaliation under any applicable federal, state or local statute, law, regulation, or ordinance, including, for example, rights and claims of age discrimination, harassment, and retaliation under the federal Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act (“OWBPA”), and New York Human Rights Law (“NYHRL”); and discrimination, harassment, and retaliation claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the NYHRL;

 (iv)    all claims arising from Executive’s employment and the termination of his employment, including but not limited to breach of contract, breach of implied contract, breach of the implied covenant of good faith and fair dealing, illegal termination, termination in violation of public policy, promissory estoppel, wrongful termination, negligence, defamation, retaliation, invasion of privacy, fraud, and infliction of emotional distress;

 (v)     all claims for any other unlawful employment practices arising out of or relating to Executive’s employment or separation from employment;

 (vi)    all claims for any other form of pay or compensation that is not provided in this Agreement including, for example, bonus pay and commission pay; and

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 (vii)   all claims under the Employee Retirement Income Security Act of 1974, as amended.

The money and benefits that Executive is receiving in this Agreement as the Company’s Obligations are full and fair payment for the release and waiver of the above legal and equitable claims, and they have a value that is greater than anything else to which he was already entitled if he did not enter into this Agreement.

The Company hereby advises Executive that the above release and waiver does not apply to any claim that may arise under the ADEA after the date on which he signs and delivers this Agreement to the Company.

(b)      Covenant Not to Sue. Except as provided in the next two paragraphs, Executive will not sue the Company in court as to any matter known, unknown, suspected, or unsuspected up to the moment that he signed this Agreement.

 (i)      Limitations on Covenant Not to Sue. The Company hereby advises Executive that this promise not to sue does not apply in the following circumstances: (i) If Executive chooses to exercise his legal right to challenge the validity of this Agreement, he will not be penalized or have an obligation to notify the Company; (ii) if it is necessary for Executive to sue to enforce the provisions of this Agreement; and/or (iii) if Executive’s agreement not to sue the Company is invalid under applicable law. Nevertheless, Executive understands and agrees that he will not be entitled to receive or retain the payments and other benefits that comprise the Company’s Obligations if this Agreement is deemed to be invalid.

 (ii)     Additional Legal Rights. Executive also understands that, without being penalized or having an obligation to the Company, this Agreement does not prohibit him from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or legal proceeding conducted or initiated by, the Equal Employment Opportunity Commission or other federal, state, or local regulatory or law enforcement agency. If he has filed or files a charge or complaint, he agrees that the money and benefits that he received in this Agreement as the Company’s Obligations completely satisfy any and all claims in connection with such charge or complaint, and he is not entitled to any other monetary relief of any kind with respect to the claims that he has released in this Agreement unless his waiver and release of claims were deemed unlawful or otherwise invalid.

For purposes of the above Release of Claims and Covenant Not to Sue, the “Company” means Creative Realities, Inc., and all and each of its past and present parents, subsidiaries, and affiliates; and all and each of the respective past and present representatives, managers, members, governors, agents, officers, directors, employees, committees, insurers, attorneys, indemnitors, successors and assigns of any and all of the foregoing entities. Also for purposes of this Section 3, “Executive” means Paul Price, and any person who has or obtains legal rights or claims against the Company through Paul Price.

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(c)      Executive will make himself reasonably available for consultation and assistance to the Company until October 13, 2015 within the meaning and spirit of Article 6.09 of the Executive Employment Agreement and, to the extent necessary, Executive shall be reimbursed for any reasonable out-of-pocket expenses incurred in providing such consultation or assistance.

(d)      Executive will communicate with Company customers, employees, vendors or contractors (including but not limited to by email) (each a “Contact”) regarding his separation from the Company, or in connection with his efforts to transition business or close sales opportunities, only in collaboration with the Company’s interim Chief Executive Officer, Controller, and senior salespersons (Ms. Warren and Mr. Hasenzhal); provided, however, that, the foregoing shall not apply with respect to any Contact engaged in by Executive after he has obtained a new position and such Contact is for the purpose of advising such individuals of his new position and providing them with his contact information, so long as Executive observes the requirements of Sections 4(a) and 4(h) below.

4.       Additional Agreements and Understandings.

(a)      Non-Disparagement. Article 6.04 of the Executive Employment Agreement is no longer in effect. Executive now agrees that he will not disparage or make any negative comments about the Company’s technologies, hardware, software, services, or solutions for a period of 12 months after the Termination Date; provided, however, that this obligation does not restrict or prohibit Executive from making statements to, expressing opinions to, or in any other manner communicating with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state, or local law enforcement or regulatory agency. In return, the Company’s directors and officers will not disparage Executive or Executive’s skills, ability, experience, or performance of Executive’s job duties and responsibilities at the Company for a period of 12 months after the Termination Date; provided, however, that information which a Company director or officer is required to make or disclose regarding Executive to comply with laws or regulations, or makes in a pleading on the advice of litigation counsel, and information which a Company director or officer needs to disclose for legitimate business reasons (for example disclosure to the Company’s insurers or business associates) shall not constitute a disparaging statement.

(b)      Resignation from Positions. Executive confirms that, as of the Termination Date and by virtue of the controlling language in the Executive Employment Agreement, Executive has resigned from all other positions Executive held as an officer, director or independent contractor of the Company or any of its subsidiaries or affiliates, unless otherwise agreed by the Company and Executive in writing, and Executive will execute all documents reasonably requested of him to confirm such resignations.

(c)      No Fault and Non-Admission. The Company does not admit that it is responsible or legally obligated to Executive, and in fact the Company denies that it is responsible or legally obligated to Executive even though he will receive money and benefits under this Agreement as the Company’s Obligations for the release and waiver of the above claims.

(d)      Surviving Benefits. Nothing in this Agreement affects Executive’s rights in any benefit plan or program in which he was a participant while employed by the Company. The terms and conditions of the plans and programs control his and the Company’s rights and obligations.

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(e)      Unemployment Compensation. If asked to do so, the Company will report to the State the severance payments that it paid in this Agreement for purposes of calculating Executive’s unemployment compensation benefits, and the Company will respond to any statement with which it disagrees that Executive makes in support of his claim.

(f)      Return of Property. Executive has returned to the Company all of the property and documents of the Company in any form or media that were in Executive’s possession or under Executive’s control, including without limitation the following: all property and documents containing any Confidential Information, computers and computer accessories, iPads, iPhones, BlackBerry devices, credit cards, security cards and keys, badges, strategic plans, marketing plans, business development plans, operational plans, financial information, customer lists and information, pricing information, and any and all like-kind information or information directly or indirectly related to the foregoing, software in any and all formats, designs, drawings, specifications, any and all other know-how, techniques, documentation, diagrams, flow charts or similar information pertaining to its technologies, hardware, software, services, or solutions, and any and all copies, descriptions and summaries of the foregoing, whether created by Executive or the Company. Executive hereby represents that he has not retained any copies or duplicates of the foregoing, nor has Executive downloaded any of the Company’s documents, files or other information from the hard-drive of any computer pertaining to the foregoing, except to the extent necessary in the performance of his duties. Notwithstanding the foregoing, once Executive shall have returned his Company issued iPad and laptop and the Company shall have ensured that all Company software, documentation, and Confidential Information has been removed therefrom, the Company will return such iPad and laptop to Executive for him to keep.

(g)      Confidentiality. Executive will keep the financial terms of this Agreement confidential and make no disclosures to any other parties except as follows: (1) he may disclose the financial terms to his spouse, attorney, tax accountant, and financial planner; and (2) he may disclose the financial terms if required by law to do so. This provision does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or legal proceeding conducted or initiated by, the Equal Employment Opportunity Commission or other federal, state, or local regulatory or law enforcement agency.

(h)      Affirmation of Post-Employment Obligations in the Executive Employment Agreement. Executive hereby affirms that his post-employment obligations in the Executive Employment Agreement, including but not limited to those in Article 8 (nondisclosure and inventions) and Article 9 (non-competition, non-interference and non-solicitation), survive the termination of Executive’s employment and remain in full force and effect, and Executive further affirms that he will comply with these and all related post-employment obligations. Any other provisions of the Executive Employment Agreement that by their terms contemplate or require performance or compliance after the Termination Date also remain in full force and effect.

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5.       Legal Rights.

(a)      Right to Counsel. This is a legal document. The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b)      Right to Consider Agreement. Executive understands that he has 21 days to consider this Agreement, including his waiver of rights and claims of age discrimination, harassment, and retaliation under the ADEA and OWBPA, beginning on the date Executive receives this Agreement.

(c)      Right to Revoke. If Executive signs this Agreement, then for a period of seven days following the day on which he signed it, he understands that he will then be entitled to revoke this Agreement, and this Agreement will not become effective or enforceable until the seven-day period has expired.

Executive understands that if he exercises his right to revoke as provided above, this Agreement will be cancelled. Executive’s employment will still end on the Termination Date, and he will not receive any the Company’s Obligations or, or, to the extent that he may have earlier received, he will not be entitled to retain them.

6.       Representations of the Company. The Company hereby represents and warrants to Executive that, by virtue of applicable state law, he will remain entitled to corporate indemnity after the Termination Date for acts and omissions during his service as a director and the Company’s Chief Executive Officer, subject, however, to the state law limitations on such indemnity (e.g., acts undertaken in bad faith, etc.). The Company further represents and warrants that his acts and omissions during his service as a director and the Company’s Chief Executive Officer will remain covered under the Company’s current director and officer liability insurance policy.

7.       Governing Law and Venue. The parties agree that this Agreement shall be interpreted, construed, governed and enforced under and pursuant to the laws of the State of New York without regarding to such state’s conflicts-of-law principles. Executive irrevocably consents to the exclusive jurisdiction of courts in New York for the purposes of any action arising out of or related to his employment, or any actions for temporary, preliminary, and permanent equitable relief.

8.       Binding Effect. This Agreement will bind and benefit Executive and anyone who has or claims any legal rights through him.

9.       Assigns. Executive may not assign his rights in this Agreement.

10.     Entire Agreement. No modification or amendment of this Agreement will be binding unless executed in writing by both parties. This Agreement, and the surviving provisions of the Executive Employment Agreement as described in Section 4(h) above, constitute the entire understanding between Executive and the Company, and supersede all prior discussions, representations, agreements, guidelines and/or negotiations between them with respect to the matters herein.

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11.     Knowing, Voluntary Agreement. Executive read this Agreement carefully and understands all of its terms. He has had the opportunity to discuss this Agreement with his own attorney prior to signing it, and enters into this Agreement voluntarily without any pressure or coercion from the Company. Nobody coerced Executive to agree to sign this Agreement. In signing this Agreement, Executive has not relied on any statements by the Company, its employees, or attorneys, other than the Company’s Obligations in this Agreement.

Date	April 24, 2015	/s/ Paul Price
Paul Price

Date	May 5, 2015	Creative Realities, Inc.

		By	/s/ John Walpcuk

		Its	interim Chief Executive Officer

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